Exhibit 10.20

ANTHONY F. GIORDANO

THE ANTHONY F. GIORDANO FAMILY LIMITED PARTNERSHIP III

September 27, 2004

Weida Communications, Inc.
515 East Las Olas Boulevard, Suite 1350
Fort Lauderdale, Florida
Attention: Chief Executive Officer

Gentlemen:

This letter agreement (“Agreement”) constitutes the binding agreement of the Anthony F. Giordano Family Limited Partnership III and Anthony F. Giordano (each a “Lender” and, collectively, the “Lender”) to and for the benefit of Weida Communications, Inc., a New Jersey corporation (the “Company” or “Weida”) to fund working capital requirements of Weida, on the terms described below.

1.                                       Funding Obligation. Lenders jointly and severally irrevocably and unconditionally agree that they will fund to the Company, as an unsecured 18-month loan (measured from date of the initial advance), with interest at the London Interbank Offered (LIBOR) plus 200 basis points, and having no equity component or features, up to $5 million in the aggregate (the “Maximum Funding Amount”), at any time or from time to time, from and after September 3, 2004 (“Commencement Date”) and through October 31, 2005. Lenders shall fund such amounts to the Company upon 10 days prior written, fax or email notice from the Company requesting funding (15 days prior notice if the amount requested exceeds $0.5 million). The Company may repay and reborrow under this Agreement, but not in excess at any time of the Maximum Funding Amount.

2.                                       Effect of Other Financing. The Maximim Funding Amount shall be reduced on a dollar-for-dollar basis by any equity or debt financing obtained by the Company after Commencement Date.

3.                                       Lender Representations and Warranties. Each Lender represents and warrants that:

(i)                                     Lender has sufficient net worth and liquid assets to fulfill its funding obligations hereunder;

(ii)                                  Lender has the capacity and authority, and is duly authorized to enter into and to perform this Agreement;

(iii)                               Lender’s execution, delivery and performance of this Agreement does not violate or conflict with any law, regulation or agreement to which Lender is subject; and

(iv)                              Lender understands that the Company is relying on Lender’s fulfillment of its funding obligations under this Agreement.

4.                                       Miscellaneous.  This Agreement shall be governed by New York law.  In any dispute hereunder, the parties agree to the exclusive jurisdiction of the federal and state courts residing in the Southern District of the State of New York.  The prevailing party in adjudication of any dispute hereunder shall be entitled to receive reimbursement for reasonable attorney’s fees and expenses. The parties acknowledge that this Agreement is effective as of September 3, 2004, notwithstanding the date of execution or delivery.

Dated: September 27, 2004

/s/ Anthony Giordano
Anthony F. Giordano

THE ANTHONY F. GIORDANO FAMILY LIMITED PARTNERSHIP III

By:	/s/ Anthony Giordano
Name:	Anthony Giordano
Authorized Signatory

Accepted and acknowledged:

September 27, 2004

WEIDA COMMUNICATIONS, INC.

By:	/s/ Mitchell Sepaniak
Mitch Sepaniak
President